As filed with the Securities and Exchange Commission on August 7, 2023

Registration No. 333- 272776

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT ON FORM S-8

TO REGISTRATION STATEMENT ON FORM S-4

UNDER

THE SECURITIES ACT OF 1933

Chevron Corporation

(Exact name of registrant as specified in its charter)

Delaware	45-1459825
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

6001 Bollinger Canyon Road, San Ramon, California 94583-2324	94583-2324
(Address of Principal Executive Offices)	(Zip Code)

PDC Energy, Inc. 2018 Equity Incentive Plan

PDC Energy, Inc. Amended and Restated 2010 Long-Term Equity Compensation Plan

(Full title of the plans)

Mary A. Francis Corporate

Secretary and Chief Governance Officer

Chevron Corporation

6001 Bollinger Canyon Road, San Ramon, CA 94583

(Name and address of agent for service)

(925) 842-1000

(Telephone number, including area code, of agent of service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Scott A. Barshay

Kyle T. Seifried

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Chevron Corporation (“we”, “Chevron” or the “Company”) hereby amends its original registration statement on Form S-4 (File No. 333-272776) filed with the Securities and Exchange Commission (the “Commission”) on June 20, 2023, as amended by the pre-effective Amendment No. 1 thereto filed with the Commission on June 29, 2023 and the pre-effective Amendment No. 2 thereto filed with the Commission on July 5, 2023 (the “Form S-4”), which the Commission declared effective at 5:00 p.m. Eastern Time on July 7, 2023, by filing this post-effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment” and together with the Form S-4, this “Registration Statement”).

The Company filed the Form S-4 in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of May 21, 2023 (the “Merger Agreement”) by and among the Company, Bronco Merger Sub Inc., a direct, wholly owned subsidiary of the Company (“Merger Subsidiary”) and PDC Energy, Inc. (“PDC”), pursuant to which, effective as of August 7, 2023, Merger Subsidiary merged with and into PDC (the “Merger”), and PDC continued as the surviving corporation and a direct, wholly owned subsidiary of the Company.

As a result of the Merger, each issued and outstanding share of PDC common stock, par value $0.01 per share (“PDC common stock”), was converted automatically into 0.4638 shares (the “Exchange Ratio”) of Chevron common stock, par value $0.75 per share (“Chevron common stock”).

Pursuant to the terms of the Merger Agreement, certain outstanding stock appreciation rights and restricted stock unit awards, in each case with respect to PDC common stock, were converted into corresponding stock appreciation rights and restricted stock unit awards, respectively, with respect to Chevron common stock. In addition, certain outstanding performance stock unit awards with respect to PDC common stock were converted into corresponding restricted stock unit awards with respect to a fixed number of shares of Chevron common stock determined based on actual performance. In each case, the number of shares underlying the respective awards was adjusted based on the Exchange Ratio.

The Company hereby amends the Form S-4 by filing this Post-Effective Amendment relating to 858,286 shares of Chevron common stock issuable pursuant to the PDC Energy, Inc. 2018 Equity Incentive Plan and the PDC Energy, Inc. Amended and Restated 2010 Long-Term Equity Compensation Plan. All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information to be specified in Part I will be delivered to the holders as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2022;

•

The information contained in Chevron’s Definitive Proxy Statement on  Schedule 14A, filed with the Commission on April 12, 2023 and incorporated into Part III of Chevron’s Annual Report on Form 10-K for the year ended December 31, 2022;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023;

•

Current Reports on Form 8-K filed on January 27, 2023 (two filings), May 22, 2023, June  2, 2023 and July 26, 2023 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and

•

The description of the Chevron common stock contained in Chevron’s certificate of incorporation, dated May 30, 2008, filed as Exhibit 3.1 to Chevron’s Quarterly Report on Form 10-Q filed with the Commission on August 7, 2008 (which updates and supersedes the description in Chevron’s registration statements filed under Section 12 of the Exchange Act), including any amendment or report filed with the Commission for the purpose of updating this description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The legality of the securities offered pursuant to this Registration Statement has been passed on by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, because the person is or was a director or officer of the corporation. Such indemnity may be against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses that the Court of Chancery or such other court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by applicable law, a director will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. In addition, our amended and restated certificate of incorporation provides that we will indemnify each director and officer and may indemnify employees and agents, as determined by our board, to the fullest extent provided by the laws of the State of Delaware.

Both Article VIII of Chevron’s certificate of incorporation, as amended (“Chevron’s certificate of incorporation”) and Article VIII of Chevron’s by-laws, as amended (“Chevron’s By-Laws” and, together with Chevron’s certificate of incorporation, “Chevron’s organizational documents”) provide for indemnification of its directors, officers, employees and other agents and any person serving or having served, at the request of the corporation, as a director, officer, manager, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other organization or enterprise, nonprofit or otherwise, including an employee benefit plan (“corporate servant” or “indemnified person”). Chevron’s organizational documents provide that, to the fullest extent permitted by the DGCL and without limiting any rights of indemnified persons, Chevron shall indemnify any corporate servant who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative (“proceedings”), by reason of the fact that the person is or was a corporate servant against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the corporate servant. Chevron’s certificate of incorporation provides that Chevron’s board of directors is authorized, to the extent permitted by the DGCL, to cause the corporation to pay expenses incurred by corporate servants in defending proceedings and to purchase and maintain insurance on their behalf whether or not the corporation would have the power to indemnify them under the provisions of Article VIII of the certificate of incorporation or otherwise. Chevron’s By-Laws provide that Chevron shall pay expenses (including attorney’s fees) by an indemnified person who is a current or former director, officer or employee of Chevron in defending any such proceeding in advance of its final disposition; provided, however, that the advancement of expenses shall be made only upon delivery of an undertaking to Chevron, by or on behalf of such indemnified person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnified person is not entitled to be indemnified for such expenses under Chevron’s By-laws or otherwise. All of the above rights are not exclusive of any other right to which any indemnified person may otherwise be entitled.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such a provision may not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under § 174 of the DGCL regarding liability for unlawful dividends or stock repurchases and redemptions, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (v) an officer in any action by or in the right of the corporation. Chevron’s certificate of incorporation provides for such limitation of liability in the case of Chevron directors, but does not limit the liability of Chevron officers.

The directors and officers of Chevron are covered by policies of insurance under which they are insured, within limits and subject to limitations, against certain expenses not indemnifiable by Chevron in connection with the defense of actions, suits or proceedings, and certain liabilities not indemnifiable by Chevron that might be imposed as a result of such actions, suits or proceedings, in which they are parties by reason of being or having been directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of Chevron Corporation, dated May 30, 2008, filed as Exhibit 3.1 to Chevron Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, and incorporated herein by reference.

4.2	By-laws of Chevron Corporation, as amended December 7, 2022, filed as Exhibit 3.2 to Chevron Corporation’s Current Report on Form 8-K filed December 7, 2022, and incorporated herein by reference.

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding legality of Chevron common stock being registered.

23.1*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (contained in Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Chevron Corporation.

24.1	Powers of Attorney for directors of Chevron Corporation, authorizing, among other things, the signing of registration statements on their behalf (previously filed).

99.1	PDC Energy, Inc. 2018 Equity Incentive Plan, filed as Exhibit 10.1 to PDC Energy, Inc.’s Current Report on Form 8-K filed on May 31, 2018, and incorporated by reference herein.

99.2	Amendment No. 1 to PDC Energy, Inc. 2018 Equity Incentive Plan, filed as Exhibit 10.1 to PDC Energy, Inc.’s Current Report on Form 8-K filed on May 27, 2020, and incorporated by reference herein.

99.3	PDC Energy, Inc. Amended and Restated 2010 Long-Term Equity Compensation Plan, as amended, filed as Exhibit 10.5 to PDC Energy, Inc.’s Annual Report on Form 10-K filed on February 22, 2016, and incorporated by reference herein.

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; provided

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Ramon, State of California, on August 7, 2023.

CHEVRON CORPORATION

By:	/s/ Michael K. Wirth
Name:	Michael K. Wirth
Title:	Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on this 7th day of August, 2023.

Principal Executive Officer (and Director)		Directors

/s/ Michael K. Wirth		*
Michael K. Wirth Chairman of the Board and Chief Executive Officer		Wanda M. Austin
*
Principal Financial Officer		John B. Frank

/s/ Pierre R. Breber		*
Pierre R. Breber Vice President and Chief Financial Officer		Alice P. Gast

Principal Accounting Officer		* Enrique Hernandez, Jr.

/s/ Alana K. Knowles		*
Alana K. Knowles Vice President and Controller		Marillyn A. Hewson

* Jon M. Huntsman Jr.

* Charles W. Moorman

* Dambisa F. Moyo

* Debra Reed-Klages

*
D. James Umpleby III

*By	/s/ Mary A. Francis Mary A. Francis Attorney-In-Fact	* Cynthia J. Warner